Exhibit 99.1

Contact:    David W. Sharp

(713) 361-2630

HORIZON OFFSHORE EXTENDS MATURITY DATE OF LOAN AGREEMENTS
AND PROVIDES UPDATE REGARDING RECAPITALIZATION
AND REFINANCING OF INDEBTEDNESS

HOUSTON - (January 21, 2005) - Horizon Offshore, Inc. (NASDAQ: HOFF) announced that it successfully amended its two revolving credit facilities agented by Southwest Bank of Texas, N.A. (Southwest Bank) to extend the maturity date of the credit facilities to February 11, 2005. The Company will prepay $1.3 million on the domestic facility and secure the remaining $5.0 million outstanding under the facility with $2.5 million of cash. The remaining amounts outstanding under the domestic facility will be repaid with any domestic receivables collections in excess of $5.5 million and future collections on all foreign receivables will pay down the $12.7 million outstanding under its EXIM guaranteed facility.

The Company also announced that it continues to work with a prospective lender to refinance, through a term loan and revolving credit facility, all of the debt outstanding under its Southwest Bank revolving credit facilities and its revolving credit facility and term loan with The CIT Group/Equipment Financing, Inc. (CIT Group) maturing later in 2005. The Company is also continuing to work with its subordinated note holders to implement this proposed refinancing. Assuming that this refinancing is completed, the Company then intends to proceed with its previously announced equity recapitalization through equity offerings and/or consensual debt for equity exchanges with its subordinated note holders.

"We continue to work hard to refinance our maturing debt and accomplish our equity recapitalization," said Dick Sebastiao, Chief Restructuring Officer, "and the extension of the maturing debt announced today shows that all interested parties are working together to achieve a reasonable result. We believe that the extension will provide us with the additional time that we need to accomplish our near term goal of refinancing our maturing debt."

This press release and the amended loan agreements referenced in this press release will be filed on a current report on Form 8-K with the Securities and Exchange Commission. Horizon encourages you to read the current report and the amended loan agreements attached as exhibits thereto in their entirety.

Horizon and its subsidiaries provide marine construction services for the offshore oil and gas industry in the U.S. Gulf of Mexico, West Africa, Southeast Asia, Latin America and the Mediterranean. The Company's fleet is used to perform a wide range of marine construction activities, including installation of marine pipelines to transport oil and gas and other sub sea production systems, and the installation and abandonment of production platforms.

This press release contains certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: the Company's substantial amount of debt and high reliance on external sources of financing and improved cash flow to meet its obligations and reduce its existing debt; the Company's ability to complete the recapitalization of its equity structure and to extend and refinance its revolving credit facilities; resolution of the Company's outstanding claims against Pemex; outcome of litigation with Iroquois, Williams and the underwriters of the insurance coverage on the Gulf Horizon; industry conditions and volatility; prices of oil and gas; the Company's ability to obtain and the timing of new projects; changes in competitive factors; and other material factors that are described from time to time in the Company's filings with the Securities and Exchange Commission.

Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements often identified with words like "should", "expects", "believes", "anticipates", "may", "could", etc., contained herein should not be regarded as representations by Horizon or any other person that the projected outcomes can or will be achieved.

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